UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  May 2, 2007

VWR International, Inc.

Delaware	333-118658	91-1319190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1310 Goshen Parkway
P.O. Box 2656
West Chester, PA 19380
(Address of principal executive offices)
(Zip Code)

(610) 431-1700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The parent company of VWR International, Inc. (the “Company”), CDRV Investors, Inc. (“CDRV”), has entered into an Agreement and Plan of Merger, dated as of May 2, 2007 (as amended by the First Amendment thereto, dated as of May 7, 2007, the “Merger Agreement”), among CDRV, Varietal Distribution Holdings, LLC, a Delaware limited liability company (“Parent”), and Varietal Distribution Merger Sub, Inc., a Delaware corporation (“MergerCo”), and a wholly-owned subsidiary of Parent.  The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, MergerCo will merge with and into CDRV (the “Merger”), whereupon the separate existence of MergerCo will cease and CDRV will continue as a wholly-owned subsidiary of Parent.  Parent is an affiliate of Madison Dearborn Partners, LLC (the “Sponsor”).

Under the Merger Agreement, the issued and outstanding shares of CDRV’s common stock and equity equivalents issued pursuant to management incentive awards programs will be converted, on the terms set forth in the Merger Agreement, into the right to receive aggregate cash merger consideration of $2.196 billion, less certain transaction expenses and subject to certain other adjustments.

CDRV has made customary representations and warranties in the Merger Agreement, including, among others, representations and warranties as to corporate status, capitalization, conflicts and consents, SEC filings and financial statements, absence of undisclosed liabilities, litigation, material contracts and compliance with laws.  CDRV has also agreed to certain pre-closing covenants in the Merger Agreement, including, among other things, (i) covenants that CDRV will conduct its business in all material respects in the ordinary course, and that it will not engage in certain types of transactions during such period and (ii) covenants to assist Parent in obtaining its debt financing and in the repayment, redemption and/or discharge of certain indebtedness of CDRV and its subsidiaries as further described below.  Parent and MergerCo have also made customary representations, warranties and covenants in the Merger Agreement.

Consummation of the Merger is subject to customary closing conditions, including (i) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (ii) certain European antitrust approvals.  Each party’s obligation to consummate the Merger is subject to certain other conditions, including (i) subject to materiality or material adverse effect qualifications, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the Merger Agreement and (iii) in the case of Parent and MergerCo, the absence of a material adverse effect with respect to CDRV.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, which are subject to customary conditions.  There is no debt financing condition under the Merger Agreement.  Parent and MergerCo will not be required to consummate the Merger, however, until the conclusion of a contractually specified period in which to market a portion of Parent’s debt financing.

The Merger Agreement provides certain termination rights for both CDRV and Parent, including a right of either party to terminate the Merger Agreement if the Merger is not consummated by November 30, 2007, subject to certain exceptions.  If (i) Parent’s conditions to closing are met, (ii) the Merger Agreement is terminated by CDRV as a result of Parent’s failure to obtain the proceeds of its financing and (iii) Parent has received an opportunity to market the debt securities to be issued to finance the transactions in accordance with the Merger Agreement, then CDRV would be entitled to receive from Parent a termination fee of $100 million.  The payment of the termination fee has been guaranteed by certain of the Sponsor’s affiliated funds.

At or immediately prior to the consummation of the Merger, the Merger Agreement provides that CDRV will and/or will cause its applicable subsidiaries to repay in full all indebtedness outstanding under, and take such other steps as may be necessary to cause the satisfaction and discharge of all obligations in respect of, (i) CDRV’s Senior Floating Rate Notes, due 2011, in the aggregate principal amount of $350 million, (ii) CDRV Investment Holdings Corporation’s 9 5/8% Senior Discount Notes, due 2015, in the aggregate principal amount at maturity of $481 million, (iii) the Company’s 6 7/8% Senior Notes, due 2012, in the aggregate principal amount of $200 million, (iv) the Company’s 8% Senior Subordinated Notes, due 2014, in the aggregate principal amount of $320 million and (v) indebtedness under the Company’s senior secured Credit Agreement and certain other indebtedness of the CDRV and its subsidiaries.  The Merger is expected to be consummated in the third quarter of 2007.

This Form 8-K includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon the Company and its subsidiaries. There can be no assurance that future developments affecting the Company and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Item 1A. Risk Factors” and other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s other reports on file with the SEC. The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this Form 8-K.

Item 8.01.  Other Events.

On May 2, 2007, the Company issued a press release to announce the entry into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Number	Exhibit

99.1	Press Release, issued May 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VWR INTERNATIONAL, INC.
Date: May 8, 2007
	By:	/s/ George Van Kula
Name: George Van Kula
Title: Senior Vice President, General
Counsel and Secretary

INDEX OF EXHIBITS

Number	Exhibit

99.1	Press Release, issued May 2, 2007